Pension Agreement - Only for translation

between

Pharma-Gummi Wimmer West GmbH, Eschweiler (company)

and

Mr. Ulf C. Tychsen, born on 4. October 1944

The company will grant to Mr. Tychsen company pension benefits subject to the following provisions:

ss. 1 Old-age pension

1. Upon reaching the normal retirement age, Mr. Tychsen shall receive an old-age pension payable throughout his entire life after.

2. The normal retirement age shall be the completed 65th year of life.

3. The annual old-age pension benefits shall be determined on the basis of his pensionable income and the pensionable period of service.

4. The pensionable income shall be the basic gross annual salary Mr. Tychsen has last received. If Mr. Tychsen has not received an annual salary, the pensionable income shall be 13 basic gross monthly salaries. Not pensionable are e.g. bonuses, holiday salary, voluntary payments, asset-forming contributions etc..

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5.       The pensionable period of service shall be full years and months of active employment since joining the company, but not more than 40 completed years of service.

6.       The annual pension shall amount for every year of service to

         a) 0.5% of the pensionable income not exceeding the ceiling of the social security insurance and

         b)    1.5 % of the pensionable exceeding this ceiling,

         c) The pension resulting from a) and b) altogether with gross pensions resulting from the national insurance scheme shall not exceed 75 % of the pensionable income. A state pension, altered by an equalization of pensions in case of a divorce, will be considered as if such an equalization had not taken place.

7. Upon reaching the early retirement age according to the social security insurance Mr. Tychsen will have the right to receive early old-age pension determined according to para.6. The early old-age pension shall be reduced by 0.5 % for each month preceding the normal retirement age.

8. In the case that Mr. Tychsen leaves the company before reaching the early retirement age vested benefits according to Art. 1. Para. 1 of the Corporate Pension Law (BetrAVG) will be maintained.

ss. 2 Disability pension

1. Mr. Tychsen shall receive a disability pension, if he ceases his activities for the company because of occupational disability or loss of his capability to earn his living as defined by the provisions governing the social insurance.

2. The annual disability pension shall be determined in line with the same principles as applicable for the annual old-age pension, i. e. according to Art. 1 Paras. 4 to 6. However, in addition to the pensionable years of service actually worked by Mr. Tychsen, those years of service shall be considered as pensionable in the meaning of Art. 1 Para. 5 as well, which he could have worked until the completion of his 55th year of life.

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3 .      The claim to a disability pension shall exist only for as long as the conditions of disability are met. The decision of the Social Security Insurance Institution shall be evidence for the occurrence of the disability. Mr. Tychsen is obliged to indicate any change in the statement of the Social Security Insurance Institution regarding the disability. If the disability continues until the retirement age in accordance with Art. 1. Para. 2 is reached, Mr. Tychsen shall receive as from this date a live-long old-age pension in the amount of the disability pension.

ss. 3 Widow's pension

1. The spouse of Mr. Tychsen shall receive a life-long widow's pension after his death if the marriage took place before a pensionable event within the meaning of Art. 1 Paras. 1 and 7, Art. 2 Para. 1, and if it lasted until the time of his death. Widow's pension will not be granted if the marriage took place during the last 6 months before Mr. Tychsen has died.

2. Should Mr. Tychsen die after a pensionable event within the meaning of Art. 1. Paras. 1 and 7, Art. 2 Para. 1, the widow's pension shall amount to 60 % of the pension which he last received. Should Mr. Tychsen die before a pensionable event, the widow's pension shall amount to 60 % of the pension which he would last have received if at the time of his death he had become disabled within the meaning of Art. 2 Para. 1.

3. Notwithstanding Para. 2, the following is applicable if the spouse is more than 15 full years younger than Mr. Tychsen: for each full year which exceeds this age difference of 15 full years, the widow's pension will be reduced by 1 percentage point.

4. The widow's pension shall be cancelled upon expiration of the month during which the widow has married again.

ss. 4 Equalization of pensions

1. If pension payments arising from the relinquished right of the pension beneficiary are to be paid directly by the company to the equalization beneficiary, and these payments are subject to taxes and social insurance fees (i.e. health insurance fees), then the pension beneficiary is responsible for paying these taxes and insurance fees. Other agreements between the pension beneficiary and the equalization beneficiary resp. decisions by the family court can only be taken into account at the time when

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      they are known to the company in original or in publicly
      certified form.

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2.    After the death of the pension beneficiary, the equalization beneficiary can, in the case of an extended equalization along the lines of obligation law, demand an equalization pension from the company only in the amount in which he or she would receive a survivor's pension if the marriage had continued until the death of the pension beneficiary. If several other claims are to be equalized along the lines of obligation law, then the company is only required to pay the equalization pension to the extent to which this claim stands in relation to all other existing claims to pension equalizations along the lines of obligation law.

3 .      A survivor's pension paid to the widow or the widower of the pension beneficiary is to be reduced by the amount arrived at according to the equalization pension ascertained and paid according to Para. 2. The reduction will also occur and continue to occur after the death of the equalization beneficiary. Sentence no. 2 is not valid if the company has, along the line of Para. 2, paid payments that do not exceed the amount of two years' worth of the payment period. If the company has paid such payments, then these payments are to be deducted from the company's outstanding pension obligations to the survivor.

ss. 5 Orphan's pension

1. Mr. Tychsen shall be granted an orphan's pension for his children.

2. The orphan's pension shall be paid up to the 18th year of life of the children. As long as the orphan is still undertaking education (school or profession) the orphan's pension will continue to be paid until the completed 27th year of life.

3. Should Mr. Tychsen die after a pensionable event within the meaning of Art. 1 Paras. 1. and 7, Art. 2 Para. 1, the orphan's pension shall amount to 20%, the full orphan's pension to 40 % of the pension which Mr. Tychsen last received. Should Mr. Tychsen die before a pensionable event, the orphan's pension shall amount to 20%, the full orphan's pension to 40% of the pension Mr. Tychsen would last have received if at the time of his death he had become disabled as defined by Art. 2 Para. 1.

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ss. 6 Coincidence of benefits

The total of the widow's pension, orphan's pensions plus equalization payments shall not exceed 100 % of the pension which was last received by Mr. Tychsen or would have been received by him, if at the time of his death he had become disabled as defined by Art. 1 Para. 1. If they do indeed exceed this base pension, then the survivor's pensions will each be reduced by the same percentage as the percentage in which they altogether were in excess of the above mentioned base pension.

ss. 7 Payment

The pension benefits shall be paid to the beneficiaries monthly, in twelve equal installments payable at the end of the month after deduction of the taxes and dues (e.g. taxes to be withheld, contributions to the legal health insurance of the pensioner) . The first payment shall be made for the month subsequent to the event giving rise to the pension, but at the earliest as of the date on which the compensations and subsequent compensations or temporary allowances in connection with the employment contract cease. The last payment shall be made for the month during which the conditions for the payment of the pension have ceased to exist or the pension beneficiary dies.

ss. 8 Adjustment

The company is obliged according to Art, 16 of the Corporate Pension Law (BetrAVG) to review an adjustment of pensions and to decide at equitable discretion; especially the concerns of the pensioner and the economic situation of the company have to be taken into account.

ss. 9 Restraint on disposal

The claims for pensions under this pension agreement may neither be pledged nor assigned or used as collateral for loans. If they are pledged, assigned or used as collateral all the same, this shall be ineffective as regards the company.

ss. 10 Proviso

The company reserves the right to reduce or cease the benefits under this pension agreement, if

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a)    the legal, especially the fiscal treatment of the allocations which are made or have been made for the scheduled financing of the pension payments has changed so significantly that the maintenance of the promised benefits is no longer acceptable, or

b) the pension beneficiary commits acts which contravene in a gross manner the principle of good faith or would give grounds for dismissal without notice.

ss. 11 Reinsurance

1. The company shall have the right to have its obligations under this agreement reinsured in part or in whole by a life insurance contract concluded in respect of the life of Mr.Tychsen. All claims under such a contract shall be attributable exclusively to the company.

2. For the case that the company decides to conclude such an insurance contract, Mr. Tychsen shall undertake to furnish all required data, and especially to undergo a medical checkup upon request of the insurance company, to submit the required records and to agree to the conclusion of the insurance contract.

ss. 12 Concluding provisions

1. Modifications of and amendments to this pension agreement shall be made in writing.

2 . If certain provisions of this agreement are or become ineffective, or if any regulation is omitted in this agreement, they shall not affect the effectiveness of the other provisions. In the case mentioned in clause 1 the parties to the agreement shall agree on a valid provision or on a provision compensating the omission.

3. With conclusion of this pension agreement all previous pensions promises, orally or in written, become invalid.

4. Place of performance for all claims under this agreement is Eschweiler.

Eschweiler, 17.02.1994

Hans Wimmer
(Pharma-Gummi Wimmer West GmbH)                              Herr Ulf C. Tychsen

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